Prepared by:______________________
Gregory J. Castano, Esq.

REDEVELOPER AGREEMENT

FOR A PORTION OF THE

PASSAIC AVENUE REDEVELOPMENT AREA

IN THE TOWN OF KEARNY, HUDSON COUNTY, NEW JERSEY

BY AND BETWEEN

THE TOWN OF KEARNY
Acting as a Redevelopment Entity

AND

DVL KEARNY HOLDINGS, LLC

AND

its sole member,

DVL, INC.
Redeveloper

DATED: December 11, 2007

Record and Return to:

Gregory J. Castano, Esq.
Castano Quigley LLC
1120 Bloomfield Avenue
West Caldwell, NJ 07007

TABLE OF CONTENTS

THIS AGREEMENT ("Agreement") made as of this 11th day of December, 2007,

by and between

> **THE TOWN OF KEARNY**, a body corporate and politic of the State of New Jersey, County of Hudson, having an address of 402 Kearny Avenue, Kearny, New Jersey 07032 (hereinafter referred to as the "Town") acting pursuant to the Redevelopment Law;

and

> **DVL KEARNY HOLDINGS, LLC,** a New Jersey Limited Liability Company, and its sole member, **DVL, INC.**, a Delaware corporation, having an address of 70 East 55th Street, New York, NY 10022 (hereinafter referred to as the "Redeveloper").

PREAMBLE

WHEREAS, the Town of Kearny (the "Town") acting pursuant to the Local Redevelopment and Housing Law, N.J.S.A. 40:A12A-et seq., and following the procedures set forth therein, has declared certain designated areas in the southwestern part of the Town to be in need of redevelopment as that term is used in the statute; and

WHEREAS, the parcels of land hereinafter referred to as the Property are within and a part of the Passaic Avenue Redevelopment Area (the "Redevelopment Area"); and

WHEREAS, the Local Redevelopment and Housing Law, N.J.S.A. 40A:12A-8(f), authorizes the Town to contract with a redeveloper for the planning, construction or undertaking of any project or redevelopment work in an area designated as an area in need of redevelopment; and

WHEREAS, with respect to the Property, the Redeveloper has expressed a willingness to implement the Redevelopment Plan to effectuate the specific Project (as defined herein) and proposes to promptly devote substantial efforts and funds to the completion of such Project; and

WHEREAS, the Town previously designated the Redeveloper as Conditional Redeveloper of the Property, which designation will expire on or about December 11, 2007 (the "Conditional Designation").

WHEREAS, The Town has now agreed to designate Redeveloper as redeveloper of the Property.

NOW, THEREFORE, in consideration of the promises, the mutual obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, and further, to implement the purposes of the Local Redevelopment and Housing Law and the Redevelopment Plan, the parties hereto agree as follows:

ARTICLE I. DEFINED TERMS.

In addition to the words and terms defined elsewhere in this Agreement, which shall have the meanings herein given, the following words and terms as used in this Agreement shall have the following meanings unless the context or use otherwise requires:

"Agreement" - refers to this Agreement between The Town and Redeveloper for the redevelopment of a portion of the Passaic Avenue Redevelopment Area within the Town of Kearny, Hudson County, New Jersey. This Agreement is intended to supersede in all respects the Conditional Redeveloper Agreement between the Town and the

Redeveloper dated October 16, 2006.

"Certificate of Completion" - a certificate issued by the Town acknowledging that the Redeveloper has performed all of its duties and obligations under this Agreement with respect to the Project, or a portion thereof

"Certificate of Occupancy" – a temporary or permanent certificate as defined in the New Jersey Administrative Code.

"**Date of Agreement**" – the date upon which the last of the required signatures are affixed to this Agreement, irrespective of any other date(s) that may appear herein.

"Declaration of Taking" - as defined in the New Jersey Eminent Domain Act, N.J.S.A. 20:3-1 et seq.

"Default" - any condition or event which constitutes (or would constitute, after notice or lapse of time, or both) an event of default by a party. "Redeveloper's Default": a Default by Redeveloper, entitling the Town to pursue certain remedies, as more particularly defined herein. "Town Default": a Default by the Town, entitling the Redeveloper to pursue certain remedies, as more particularly described herein.

"Governmental Approvals" - any and all approvals, authorizations, permits, licenses and certificates needed from governmental authorities having jurisdiction, whether federal, state, county or local, to the extent necessary to implement the Project pursuant to the Redevelopment Plan.

"Hold Harmless" - to defend and indemnify from all liability, loss, penalties, damages, costs, or expenses, including, but not limited to, attorney's fees, causes of action, claims or judgments arising out of or related to damages, as more particularly

described in this Agreement.

"ISRA" - the Industrial Site Recovery Act, N.J.S.A.13:1K-6 et seq.

"Local Redevelopment and Housing Law" - N.J.S.A. 40A:12A-1 et seq.

"Mayor and Council" - the governing body of the Town of Kearny, Hudson County, New Jersey.

"New Buildings" – Six new commercial structures to be constructed by Redeveloper upon the Property pursuant to this Agreement and identified as Building #1, Building #2, Building #3, Building #4, Building #5 and Building #11 in Exhibit A and each depicted in the detailed Concept Plans attached as Exhibit A. The final layout of the New Buildings and site improvements are subject to review and approval by the Planning Board.

"NJDEP" - New Jersey Department of Environmental Protection.

"Planning Board" - the Planning Board of the Town of Kearny, Hudson County, New Jersey.

"Project" – means the project generally described in Exhibit B and depicted in the detailed Concept Plans attached as Exhibit A.

"Property" - the Property located along Passaic Avenue which consists of approximately 24.81 acres comprising the land generally depicted on Exhibit A and designated on the Town's tax maps as follows:

BLOCK 15 LOTS 7A, 7B, 8.01, 8B, 8.02 and 22A

Recognized Mortgagee" - the holder of a mortgage on any portion of the Property that meets the criteria of Section 8.01, including nominees and/or designees of any such holder.

"Redeveloper" – DVL Kearny Holdings, LLC, a New Jersey Limited Liability Company, and its sole member, DVL Inc., a Delaware corporation and any of its successors and assigns to the extent permitted hereunder.

"Redevelopment Area" – The Passaic Avenue Redevelopment Area, which is the area in the southwestern part of the Town designated by the Town as an area in need of redevelopment, as more particularly described in the Passaic Avenue Redevelopment Plan.

"Redevelopment Parcel" - the Property.

"Redevelopment Plan" - the Redevelopment Plan dated October, 2001 and any amendments thereto, as prepared by Heyer Gruel & Associates.

"Title Insurance Company" - a reputable title insurance company doing business in the State of New Jersey, designated by the Redeveloper.

"Town" - THE TOWN OF KEARNY, a municipal corporation of the County of Hudson and State of New Jersey.

"Transfer" - any sale, assignment, conveyance, lease or transfer, in any mode or form, of the Property, or any part thereof, or interest therein.

ARTICLE II. REDEVELOPER RESPONSIBLITILES.

2.01. Administrative Fee (a) On the Date of Agreement, and on October 15 of each year thereafter until a Certificate of Completion has been issued for all components of the Project, the Redeveloper shall pay to the Town an annual Administrative Fee of $45,000.00 per year (subject to adjustment pursuant to 2.01(b) below). The Administrative Fee shall be deemed fully earned upon the due date thereof, and there shall be no refund

of the same in the event of the Termination of this Agreement. The Administrative fee shall be deposited into the Town's general redevelopment account.

(b) The amount of the Administrative Fee to be paid on each anniversary shall be subject to reduction based on the amount of space within the Project that has been completed in the prior year. To determine the amount of reduction the following formula will be used: The amount of $45,000.00 shall be multiplied by a fraction, the numerator of which shall be the gross building area of the New Buildings within the Project for which Certificates of Completion have been issued as of the date payment is due; and the denominator of which shall be the total gross building area of the New Buildings.

By way of example, if prior to the October 15, 2009 Certificates of Completion have been issued for 20,000 sq. ft. of gross building area for one of the New Buildings and the total gross building area of the New Buildings is 157,100, the Administrative Fee to be paid on October 15, 2009 would be reduced by $5,728.84 ($45,000.00 times 20,000/157,100); resulting in a new Administrative Fee of $39,271.16.

2.02. Acquisition of the Outparcel and other Property Interests

(a) The Property consists of four separate parcels, as follows: (i) Block 15, Lot 7B ("OutParcel"); (ii) Block 15, Lots 8B and 8.02 ("Osborne Parcels"); (iii) Block 15, Lots 7A and 22A (Del Toch Parcels"); and (iv) Block 15, Lot 8.01 ("Delborne Parcel"). The Osborne Parcels and the Delborne Parcels, each of which are owned by entities affiliated with the Redeveloper shall be redeveloped by the Redeveloper with the consent of the property owners pursuant to the Agency Agreements attached as Exhibit D.

(b) Upon execution of this Agreement, the Redeveloper, at the sole cost and expense of the Redeveloper, shall continue bona fide negotiations with the current owner of the OutParcel to acquire the OutParcel. The Redeveloper shall furnish the Town with written notice of any contracts it executes to acquire the OutParcel by negotiation.

(c) If the negotiations have not resulted in a contract to acquire the OutParcel by January 31, 2008, the Redeveloper shall deposit with the Town an amount equal to 125% of the appraised value of the OutParcel, and the Town will then seek to acquire the OutParcel through condemnation pursuant to N.J.S.A. 20:3-1 et. seq. The Redeveloper shall provide title reports and surveys for all properties; at the cost and expense of Redeveloper, and the Town will institute legal proceedings to gain access to the Outparcel.

(d) The Town's attorneys shall prosecute all condemnation proceedings at a redevelopment rate of $175/hour. The Town will use the Value Research Group or Stack and Stack as its appraiser or such other appraiser as the Town may designate.

(e) Within twenty (20) days of acquiring title after the filing of a Declaration of Taking for the OutParcel, the Town will deliver a quitclaim deed to the Redeveloper conveying that parcel to the Redeveloper.

(f) With regard to the Del Toch Parcels, Redeveloper is requesting that the Town use its eminent domain powers, at the sole cost and expense of the Redeveloper, to acquire the property interests identified on the attached Exhibit E. The Town agrees to use reasonable efforts, at the cost and expense of the Redeveloper, to acquire these interests.

(g) Redeveloper acknowledges that the Town does not and will not guarantee the success of any eminent domain action with respect to any interests sought to be acquired through eminent domain. Redeveloper agrees that it will not lease the premises to

any tenants whose interest are acquired through eminent domain.

2.03. Redeveloper Responsible For All Costs Redeveloper shall pay all out-of-pocket costs incurred by the Town arising out of the voluntary acquisition of the Property and/or any condemnation action, including but not limited to (i) the amount determined by a court of competent jurisdiction to be just compensation in any condemnation award, plus any interest thereon; (ii) the amount paid in compromise or settlement of any claim for just compensation, (iii) any relocation costs or allowances required to be paid by law; (iv) attorney fees for the Town's attorney; and (v) the costs of all appraisals, environmental reports, survey or other reports related to the Property. Except for those costs that are paid out of the escrow fund established pursuant to Section 2. 09, said costs shall be paid by check drawn to the order of the Town within thirty (30) calendar days after Redeveloper's receipt of a notice from the Town detailing the amount owed and the basis therefor. In the case of any condemnation award, such cost shall be paid by certified or official bank check drawn to the order of the Town by a member bank of the New York Clearing House Association. If the Redeveloper does not pay any required costs or expenses when due (subject to the expiration of applicable grace periods, except for the payment of just compensation awards and relocation expenses, as to which no grace period shall apply), the Redeveloper shall be in default entitling the Town to the remedies set forth in Article IV and Article IX.

2.04. NJDEP No Further Action Letter.

(a) Prior to construction of the Project, the Redeveloper shall complete any required investigation and remediation of all Areas of Concern ("AOC") identified on the

Property, and shall thereafter diligently seek to obtain a No Further Action Letter ("NFA") from the NJDEP for each AOC upon completion of the remediation.

(b) All fees, costs and expenses incurred in connection with obtaining the NFA shall be borne by the Redeveloper.

2.05. Other Studies. Promptly upon completion of each by the Redeveloper, but no later than April 30, 2008, the Redeveloper shall, with respect to the Property and Project, deliver to the Town: (i) a geotechnical study; (ii) copies of all environmental studies and/or analysis, including analysis of demolition materials; (iii) copies of all applications to governmental authorities together with supporting documentation, if any; (iv) traffic studies and analyses; and (v) other studies and analyses pertaining to the physical development of the Property, the existing condition of the Property, and infrastructure required to service the Project. This Project information shall be in addition to materials submitted to the Planning Board. The Town shall have the right to use these studies for whatever purpose it deems necessary or appropriate, even if this Agreement is terminated pursuant to the terms hereof.

2.06. Cooperation. (a) The Town agrees to join in or support any applications for Governmental Approvals that are consistent with the terms of the Redevelopment Plan and this Agreement (including site plan or subdivision applications filed with the Kearny Planning Board), and to execute any documents required to obtain such approvals and otherwise to cooperate with the Redeveloper with respect to the Governmental Approvals. This cooperation includes supporting applications made by the Redeveloper for any federal or state funds sought by the Redeveloper in connection with the Project so long as the

same are consistent with the Redevelopment Plan; and, unless otherwise permitted by the Town in its sole discretion, does not result in any cost to the Town; (b) With respect to any contaminated Property which may be condemned by the Town for the purposes set forth in this Agreement, the Town agrees to take the steps necessary to request a Court order requiring that a portion of the full condemnation award amount sufficient to pay the estimated remediation costs be escrowed or held in trust until the exact amount of those remediation costs has been determined in a subsequent Spill Act cost-recovery action. Redeveloper shall provide, from a qualified environmental expert, a written report setting forth technical data and information (including cost estimates) needed to support the application to the Court to withhold funds for remediation costs. Finally, the Town agrees to join in or support any cost-recovery action which may be brought pursuant to the Spill Act, N.J.S.A. 58:10-23.11, or CERCLA, 42 U.S.C.A. §9601, et seq., at no cost to the Town, to recover remediation/cleanup costs incurred by the Redeveloper.

2.07. First Source Employment. (a) Subject to all applicable anti-discrimination laws, rules and ordinances, the Redeveloper shall make good faith efforts to employ, and shall provide in its contracts with its contractors and subcontractors that they must make good faith efforts to employ, qualified residents of Kearny in the construction of the Redevelopment Project. Redeveloper shall cause its contractors and subcontractors, when first engaged for the Redevelopment Project to provide an initial hire report to the Town concerning its training, recruitment and employment efforts. Inclusion of this requirement in Redeveloper's contractor and subcontractor agreements shall fully satisfy the obligation of the Redeveloper under this subsection. (b) Subject to anti-discrimination laws, rules and ordinances, and consistent with market wages and to the greatest extent

feasible, the Redeveloper shall make good faith efforts to cause tenant businesses to employ residents of Kearny in the operation of the Redevelopment Project. The Redeveloper will cooperate with Kearny (a) in developing a plan to coordinate training programs and employment recruitment efforts for Kearny residents; and (b) to recruit Kearny residents for all employment opportunities in connection with businesses located in the Redevelopment Project.

2.08 Town Costs. In addition to the Administrative Fee set forth in Section 2.01, the Redeveloper shall pay, upon execution of this Agreement, the amount of $34,928.21 ($1,407.83 per acre of the Property) as a prorata reimbursement to the Town of the reasonable costs incurred by the Town in designating the Redevelopment Area and preparing and adopting the Redevelopment Plan. In addition to the foregoing, the Redeveloper shall be responsible for and agrees to pay for any and all out-of-pocket costs of whatever nature which may be reasonably incurred by the Town in connection with the Property and/ or the Project (the "Town's Costs") which Town costs shall be paid out of the Escrow Account established pursuant to Section 2.09 hereof. If the Escrow Account at any time is insufficient to pay Town Costs, the Redeveloper shall immediately pay any such deficiency, and thereafter replenish the Escrow Fund pursuant to Section 2.09. The Town's costs shall include, but not be limited to, legal fees, out of pocket disbursements, and consultants' fees (including but not limited to appraisal, fiscal impact, planning, traffic, real estate and environmental consultants) in connection with the designation of the Redeveloper as redeveloper of the Property, the master planning and coordination of traffic, parking or other studies affecting all or any portion of the Redevelopment Area, the municipal Planning Board and any other governmental approval process, the acquisition of

the Property or any other parcels within the Redevelopment Area and the installation of infrastructure improvements. All fees due to the Town's attorneys and/or consultants shall be paid by the Redeveloper to the Town within thirty (30) calendar days after Redeveloper's receipt of a bill from the Town. The bill from the Town shall have attached thereto a copy of the invoices from the Town's attorneys and/or consultants. To the extent any of the foregoing expenses relate to other properties in the Redevelopment Area (i.e., in addition to the Property), Redeveloper shall pay a pro rata share based upon the acreage of the Property as it relates to the acreage of all properties affected by the particular Town action.

2.09. Escrow. Upon the Date of Agreement, the Redeveloper shall deposit with the Town the amount of Fifty Thousand Dollars ($50,000.00) to be maintained in a separate escrow account by the Town ("Escrow Account") to be drawn down to cover the costs to be paid by the Redeveloper under this Article II. On a monthly basis, the Town shall provide the Redeveloper with invoice(s) setting forth the amounts to be drawn against the Escrow Account and the Town may pay such invoices out of the escrow account. Within thirty (30) days of the receipt by Redeveloper of written notice from the Town that the amount has decreased to less than Ten Thousand Dollars ($10,000.00), the Redeveloper shall replenish the Escrow Account to the original amount of Fifty Thousand Dollars ($50,000.00). If the costs to be paid by the Redeveloper exceed the amount of the Escrow Account, the Redeveloper will pay such costs upon thirty (30) days written notice from the Town that such costs are due.

Upon the completion of the Project, as evidenced by the issuance of a Certificate of Completion as referenced in Section 2.16 herein, or upon the termination of this

Agreement, except in the event of a termination caused by the default of the Redeveloper, any amount remaining in the Escrow Account shall be refunded to the Redeveloper. Redeveloper shall not assign or encumber the Escrow Account and the Town shall not be bound by any such assignment or encumbrance.

2.10. Planning, Design and Redevelopment of the Project.

(a) The Redeveloper agrees that upon the execution and delivery of this Agreement, the Redeveloper will diligently continue to plan and design the Project in accordance with the Redevelopment Plan and this Agreement consistent with the Amendments to the Redevelopment Plan adopted by the Town on December 11, 2007 (the "Plan Amendment").

(b) Upon termination of this Agreement pursuant to any provisions hereof, the Redeveloper shall (if it has not already done so) furnish to the Town, and the Town shall have the right to use (in any manner deemed appropriate by the Town), all surveys, engineering and architectural studies, drawings and reports prepared by or for the Redeveloper with respect to the Property or Project and to pay prevailing wages.

(c) The Redeveloper agrees to use reasonable efforts to employ union contractors for construction of the Project and to pay prevailing wages.

(d) No later than January 31, 2008, the Redeveloper shall apply to the Planning Board of the Town of Kearny and the Hudson County Planning Board for preliminary and final site plan and subdivision approval of the Project. The Redeveloper shall post any escrows or bonds required by the Planning Board as a condition to such site plan or subdivision approvals. The Redeveloper shall also diligently pursue, as necessary, approvals for treatment works (sewer connection) permit, potable water permit, soil erosion

and sediment control, and any other applicable Governmental Approvals. If Redeveloper fails to obtain all Governmental Approvals required for commencement of construction of the Project for whatever reason, by August 13, 2008, then (subject to a Recognized Mortgagee's right to cure) the Town may terminate this Agreement and shall be entitled to the remedies set forth in Article IX. This termination date, however, shall be tolled if there was a failure to obtain an Approval because of litigation or of a denial of an application which is the subject of an appeal by the Redeveloper or an appeal is filed arising out of the grant of any approval. The tolling shall continue for the duration of such litigation but in no event shall extend beyond December 31, 2009. A No Further Action Letter is not an approval.

2.11. **Commencement of the Project**. (a) The Redeveloper will proceed diligently with the commencement of applications for necessary approvals and will make diligent efforts to achieve substantial completion of development on the Property in strict accordance with the Detailed Construction Schedule attached as Exhibit C (provided, however, that a Recognized Mortgagee shall not be obligated to complete development outside of its Mortgaged Portion (as hereinafter defined). (b) All parties recognize that satisfaction of the Construction Schedule is, in part, dependent upon the schedule and time for review of various governmental agencies which are beyond the control of the parties to this agreement. The parties further agree that the deadlines in Schedule C shall be tolled (but under no circumstances shall the tolling extend beyond December 31, 2009) in the event of (1) litigation, including appeals, challenging any Planning Board or other governmental action or approval, or (2) any litigation, including appeals, challenging any condemnation efforts by the Town of Kearny pursuant to this agreement, or (3) any other

litigation or appeal, including but not limited to a relocation appeal, affecting Redeveloper's right to go forward with this Project.

(c) During construction of the Project, the Redeveloper shall make quarterly progress reports to the Town Attorney in such detail as may reasonably be requested. If the Redeveloper shall abandon or suspend construction activities for a period of one hundred eighty (180) consecutive days, the Town shall then have the right, after providing notice and the opportunity to cure as set forth in this Agreement (including notice and cure rights of a Recognized Mortgagee), to declare the Redeveloper in default of this Agreement and to exercise the remedies available to the Town pursuant to this Agreement and under law. (d) Any potential transferee seeking approval from the Town pursuant to Article VII of this Agreement, if approved by the Town as Redeveloper for any portion of the Project, shall comply with the commencement and completion dates set forth herein. For purposes of this Agreement, the term "Substantial Completion" shall mean the issuance of Certificates of Occupancy for the buildings to be constructed on the Property. (e) The Redeveloper acknowledges that each building comprising the Agreement is an integral part of the Passaic Avenue Redevelopment. Therefore, the Redeveloper acknowledges that damages may not be adequate and thereby consents to any injunctive relief sought by the Town to enforce Redeveloper's adherence to the construction timetable and/or any other provisions of this Agreement relating to the diligent implementation and completion of the Project. (f) With regard to Building #11, the Redeveloper shall not be in default so long as it is using best efforts to secure a tenant for Building #11.

2.12. <u>Project Site Preparation</u>. The Redeveloper shall undertake and agrees to be financially responsible for the costs associated with any demolition and land clearance

that are required to prepare the Property for the construction of the Project, including but not limited to all work required pursuant to or as a condition of any Governmental Approval.

2.13. Infrastructure Improvements. (a) Upon the earlier of (i) the issuance by the NJDEP of a Waterfront Development Permit for the proposed Passaic River Waterfront Park, or (ii) the issuance of a Certificate of Occupancy for the first Building constructed as part of the Project; the Redeveloper shall deposit with the Town the sum of $184,000, representing the Redeveloper's agreed upon contribution toward the construction of the proposed Passaic River waterfront park/walkway. (b) In addition to the foregoing, the Redeveloper agrees to construct, and install, at the Redeveloper's sole cost and expense, all improvements which are to be constructed as part of the Project or which are necessitated by the Project, including but not limited to grading, site drainage, drainage outfalls, walkways, water service lines for the Project, including hook-ups and service laterals from a building to the mains for water, storm and sanitary sewers, and other utilities, including electric, gas, telephone and cable services, subsurface excavation and other site preparatory work, off-street parking, lighting within on-site parking areas, landscaping, fire hydrants, sidewalk and streetscape improvements, crosswalks and distinctive paving and roadways and traffic improvements, as may be lawfully required as a condition of applicable Governmental approvals (collectively, the "Infrastructure Improvements"). In the construction of the Infrastructure Improvements, the Redeveloper agrees to comply with the relevant municipal laws and regulations setting forth specifications applicable thereto.

2.14. Repairs and Maintenance. Redeveloper shall during the term of this Agreement (after Redeveloper or Town acquires title to the Property) maintain the Property in accordance with all applicable Town property maintenance codes and ordinances. Redeveloper, at its sole cost and expense, shall keep any Redevelopment Parcel to which Redeveloper takes title free and clear of all debris and, as necessary, of snow and ice during the term of this Agreement.

2.15. Certificate of Occupancy. Upon completion of the Project or any portion thereof, the Redeveloper (or any Tenant, as applicable) shall apply to the appropriate governmental officer or body for a Certificate of Occupancy.

2.16. Certificate of Completion. Upon completion of the Project or any portion thereof, the Town will issue a Certificate of Completion which shall acknowledge that the Redeveloper has completed performance of all of its duties and obligations under this Agreement in all material respects (subject to tenant improvements and a punchlist of minor items including those that can only be made during certain seasons of the year). Upon issuance of a Certificate of Completion with respect to any portion of the Project, the Redeveloper shall be released from all obligations under this Agreement with respect only to that portion of the Project included in the Certificate of Completion. Notwithstanding the above, Redeveloper shall construct each of the New Buildings in accordance with the Detailed Schedule of Construction and the Town shall not issue a Certificate of Completion for Building #3 unless and until Redeveloper has completed each of the other New Buildings.

2.17. Insurance. During the term of this Agreement (after the Town or

Redeveloper acquires title to the Property), the Redeveloper shall, at its own cost and expense, provide and keep in force: (i) worker compensation insurance coverage of the full statutory liability of the Redeveloper, (ii) comprehensive general public liability insurance, including insurance to cover the indemnity in Section 2.18, for the mutual benefit of the Town and Redeveloper against claims for personal injury (including but not limited to bodily injury or death of any person) or property damage occurring in or about any Redevelopment Parcel to which Redeveloper has taken title directly or indirectly with limits of not less than Ten Million ($10,000,000.00) Dollars for personal injury (including but not limited to bodily injury or death) to any number of persons, and property damage with limits of not less than Two Million ($2,000,000.00) Dollars (and during the term of this Agreement, the Redeveloper shall maintain such insurance at the levels then customary for properties and projects of the same type, size, and scope); and (iii) during the period of construction, builder's risk insurance in amounts not less that the full insurable value of improvements to be constructed on the Property. All Insurance may be carried under a so-called "blanket policy" provided by Redeveloper covering all Redevelopment Parcels. Redeveloper's obligation to carry such insurance as to the Property shall commence when either the Town or the Redeveloper acquires title to that parcel and shall terminate when a Certificate of Completion is issued for the improvements on that parcel.

All liability insurance to be provided and kept in force by Redeveloper under the provisions hereof shall name the Redeveloper as the insured and the Town as "additional insured". For property insurance, the Redeveloper shall be the "insured", with the Mortgagee named "loss payee," if the Mortgagee so requests. All insurance shall be maintained with insurers authorized to do business in the State of New Jersey and which

have at least an "A" rating by A.M. Best, a recognized rating organization.

Unless otherwise agreed to by the parties to this Agreement:

(a) all policies required hereunder shall be obtained by Redeveloper and certificates thereof shall be delivered to the Town at or before the acquisition of title to any Redevelopment Parcel by the Town.

(b) Redeveloper shall procure and pay for renewals of such insurance from time to time and the Redeveloper shall promptly deliver to the Town certificates thereof at least thirty (30) days before the expiration thereof.

(c) where appropriate, certificates of inclusion in a "blanket" policy shall suffice; and

(d) all policies shall be for periods of not less than one (1) year and shall contain a provision whereby the same cannot be canceled unless the Town is given at least thirty (30) days prior written notice of such proposed cancellation.

2.18. Indemnity. Redeveloper, for itself and its successors and assigns, covenants and agrees, at its sole cost and expense, to indemnify and hold harmless the Town, its officers, agents, attorneys, consultants and employees (as defined in N.J.S.A. Title 59) against and from any and all loss, cost, expense or liability from claims by third parties arising from or in connection with:

(a) the conduct or management of any work or thing whatsoever done by or on behalf of the Redeveloper in or on the Redevelopment Parcel or in connection with the Project;

(b) any act or negligence of the Redeveloper, or any of its agents, contractors, servants, employees, or licensees, with respect to any portion of the Redevelopment

Parcel;

c) any accident, injury or damage whatsoever to any person, firm or corporation occurring during the term of this Agreement, in or on the Project except to the extent caused by the Town's negligence. If any action or proceeding is brought against the Town by reason of any claim covered by the foregoing indemnity, then the Redeveloper shall pay the reasonable costs and expenses actually paid or incurred by or on behalf of the Town in resisting or defending such action or proceeding, including reasonable attorneys' fees. Redeveloper's indemnity obligation as aforesaid with respect to any particular parcel shall commence when the Town acquires title to that parcel and shall terminate when a Certificate of Completion is issued for the improvements on the Property.

2.19. Taxes. Redeveloper shall pay all real estate and other taxes or impositions lawfully due on any Redevelopment Parcel from the date that Redeveloper has taken title thereto unless the Town and Redeveloper negotiate and execute a Financial Agreement under the Long Term Tax Exemption law providing for payment in lieu of taxes. Nothing herein shall preclude the Redeveloper from instituting a tax appeal with respect to the Property.

2.20. Redevelopment Project Sign/Ceremony. The Redeveloper shall arrange for the erection of a sign on the Property, and shall thereafter hold a ceremony at a time and place agreed upon between the Redeveloper and the Town, announcing the commencement of the Redevelopment project. The sign shall state, among other things, as follows: "This is a Kearny Redevelopment Project, Alberto G. Santos, Mayor".

2.21. Environmental.

(a) Any Property acquired by the Town and conveyed to the Redeveloper will be conveyed "as is", with Redeveloper assuming any and all obligations and liabilities with respect to the condition of the Property, including but not limited to the presence of hazardous substances or wastes (as defined in ISRA and other federal and state environmental laws) in, on or under the Property. The Redeveloper, for itself and its successors and assigns, hereby releases the Town from any and all claims it may have of any nature relating to the condition of the Property, including but not limited to claims under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et. seq.;

(b) Redeveloper shall indemnify, defend and save harmless the Town from and against all loss, cost, liability or expense, including attorneys fees, relating to or arising out of the condition of the Property, including but not limited to the presence of hazardous substances or wastes (as defined in ISRA and other federal and state environmental laws) in, on or under the Property;

2.22. Security. The Redeveloper shall, prior to the commencement of construction of the public improvements of the Project, obtain a performance bond or bonds (hereinafter called "Bond(s)") for all major subcontracts for the improvements to be constructed, which Bonds shall list the Town and any Recognized Mortgagee as beneficiaries as security for the performance of the obligations of the Redeveloper. The Bond(s) shall be in form and content most often accepted by government agencies in the State and sufficient for the protection of the Town, and which are standard of the

underwriting industry for ensuring full performance and completion of construction by contractors and in accordance with the laws of New Jersey and the regulations promulgated thereunder. The Bonds shall remain in effect until completion of the work to be performed under the subcontracts.

The requirements set forth herein are in addition to, and not in lieu of, any requirements that are imposed by the Planning Board. If there occurs an Event of a Default by Redeveloper which is not cured by the Redeveloper or a Recognized Mortgagee pursuant to this Agreement at any time prior to its completion of the public improvements that are part of the Project, the Town shall thereafter have the right to the protections and guarantee(s) available through and from the surety provided by the Bonds including its automatic application by the Town to obtain the Bond proceeds as liquidated damages as a result of such default. The Town shall also have all other rights and remedies available to it under the Bond(s), this Agreement and/or at law.

The said Bonds shall name the Town as indemnitee, the single payee and sole beneficiary of the Bonds and of all rights, payments and benefits flowing or deriving from the Bonds. The identity and nature of the Bond underwriting entity shall be acceptable to the Town and subject to its approval.

2.23 Planning Board Requirements. Redeveloper acknowledges that the Project to be constructed herein is subject to the review and approval of the Kearny Planning Board. Nothing herein is intended to bind or obligate the Planning Board to approve the Redeveloper's Planning Board to approve the Redeveloper's Project plans. The obligations of the Redeveloper under this Agreement are in addition to, and not in lieu of, any obligations imposed by the Planning Board with respect to any aspect of the Project that may be approved by the Planning Board.

ARTICLE III. TERM.

3.01. Term. (a) Except as set forth in Section 3.01(b) below, the Term of this Agreement, and Redeveloper's rights hereunder, shall automatically expire on December 31, 2009. Unless amended in an express writing duly authorized and executed by the Town, this December 31, 2009 expiration date shall not be deemed to be extended for any reason, it being the intent that Redeveloper's rights shall automatically and without notice expire on that date.

(b) Notwithstanding the foregoing if (i) Redeveloper is in default under this Agreement; and (ii) a Recognized Mortgagee has taken title to all or a portion of the Property by foreclosure; and (iii) the Recognized Mortgagee or its designee has agreed in writing with the Town to complete the Project located on the Property then owned by the Recognized Mortgagee, the Term of this Agreement shall be extended, as to the Recognized Mortgagee, only for a period of two (2) years from the date the Recognized Mortgagee acquired title to all or a portion of the Property.

ARTICLE IV. <u>REDEVELOPER'S DEFAULT</u>

4.01. <u>Redeveloper's Default</u>. The happening of any of the following shall constitute a "Redeveloper's Default" hereunder:

(a) the Redeveloper shall place on the Property any unauthorized encumbrance or lien, or shall suffer any unauthorized levy or attachment to be made; or

(b) the Redeveloper shall fail to pay taxes or any other amounts or impositions due and owing under this Agreement;

(c) the Redeveloper, in violation of this Agreement, transfers or assigns any interest to the Property, or any part thereof, except as otherwise expressly set forth in Article VII; or

(d) the Redeveloper shall be in bankruptcy as set forth in Article XII, or

(e) there is any other Default in or under any other term or condition of this Agreement on the part of Redeveloper.

4.02. <u>Event of Default</u>. A "Redeveloper's Default" shall become an Event of Default with respect to Redeveloper as follows:

(a) the Default is as described in section 4.01(a), and such encumbrance or lien shall not have been removed or discharged, or provision made reasonably satisfactory to the Town for such removal or discharge, within thirty (30) days after written demand by the Town to do so; or

(b) the Default is as described in section 4.01(b), and such Default is not cured within fifteen (15) days after written demand by the Town to do so, except for Redeveloper's failure to pay all amounts due as compensation or relocation expenses to the owners of any portion of the Property being condemned, as to which no grace period shall apply; or

(c) the Default is as described in section 4.01(c), and such Default is not cured within thirty (30) days after written demand by the Town to do so;

(d) the Default is described in Section 4.01(d) and is not resolved with the time set forth in Section 12.01; and

(e) the Default is as described in section 4.01(e), and such Default is not cured within fifteen (15) days after written demand by the Town to do so or, if the Default is not one that can reasonably be cured within fifteen (15) days, the Redeveloper has not commenced cure activities within fifteen (15) days or has not diligently caused a cure of the Default within a reasonable time thereafter, provided, however, that this grace period shall not apply to the Covenants of Redeveloper under this Agreement, which if breached, provide for automatic termination or otherwise provide that no notice and/or cure periods applies.

If a "Redeveloper's Default" becomes an Event of Default with respect to the Redeveloper then the Town shall have the right to exercise the remedies set forth in Article IX.

ARTICLE V. <u>RISK OF LOSS/CONDEMNATION</u>.

5.01. <u>Risk of Loss</u>. The risk of loss from casualty shall be on the Redeveloper at

all times after execution of this Agreement.

5.02. Condemnation. In the event of condemnation by any federal or state Agency after acquisition by the Town but before transfer to the Redeveloper, title shall nevertheless be conveyed from the Town to the Redeveloper, with Redeveloper to receive all awards, provided however, that if the area condemned by another government entity would

interfere with construction of the Project, the Redeveloper shall have the right to terminate this Agreement, in which event all condemnation awards shall be paid to the Town.

ARTICLE VI. RESTRICTIONS ON USE AND ENCUMBRANCES.

6.01. Required Covenants. The Redeveloper, for itself, its successors and assigns, and the Town agree that the Deed from the Town to the Redeveloper for the Property, and any other property acquired by the Town by eminent domain, shall contain the covenants set forth below which covenants shall be observed by the Redeveloper, its successors and assigns and shall inure to the benefit of the Town and its successors and assigns.

6.02. Covenant as to Use. The Redeveloper covenants and agrees, for itself and its successors and assigns, that it shall construct only those uses stated in this Agreement, as it may be amended from time to time.

6.03. Covenant as to Non Discrimination. The Redeveloper covenants and agrees, for itself and its successors and assigns that Redeveloper and its successors and assigns will not discriminate upon the basis of race, color, creed, sex, or national origin in employment in connection with the Project, or in the sale, leasing, use or occupancy of the

Property, the Project, or any part thereof.

6.04. Other Covenants Required by Law. The Deed from the Town to the Redeveloper for the Property, and any other property acquired by the Town by eminent domain, shall be subject to any and all other requirements necessitated by this Agreement and/or any other applicable law pertaining to the Project.

ARTICLE VII. PROHIBITION AGAINST TRANSFER.

7.01. Prohibition Against Transfers of Property and Project. Because of the importance of the redevelopment of the Redevelopment Area to the general welfare of the community and the public benefits to be achieved from such redevelopment, the Redeveloper represents and agrees that this Agreement, and each other undertaking of Redeveloper pursuant to this Agreement, are and will be used for the purpose and development of the Redevelopment Area and not for speculation in land holding or brokerage activities. By way of illustration, and not limitation but subject to exceptions (a) through (g) below, the Redeveloper represents and warrants that it is not seeking to "flip", broker or otherwise sell its interests in any portion of the Property with respect to which a Certificate of Completion has not been issued and a breach of this representation and warranty shall be a default under this Agreement. The Redeveloper represents and agrees for itself, its successors and assigns that, prior to the completion of the Project or any portion thereof, as evidenced by the issuance of a Certificate of Completion, (subject to the exceptions set forth in (a) thru (f) below) the Redeveloper has not made or created, and will not make or create, or suffer to be made or created (except for mortgages in accordance with Article 8 hereof), any sale, assignment, conveyance, lease or transfer in

any other mode or form (collectively, the "Transfers") of the Property or the Project, or any part thereof or any interest therein, including any contract for a sale of a portion of the Property without the prior written approval of the Town which approval shall not be unreasonably withheld. In considering a request for a Transfer, the Town will consider the proposed transferee's financial qualifications, experience in real estate development and operations, and whether or not transferee or any of its members has ever been convicted of a crime. Notwithstanding the foregoing, the Town hereby consents, without the necessity of any further approvals from any entity, to the Transfers listed in subsections (a) through (g) below:

(a) security for, and only for, the purpose of obtaining the financing necessary to enable the Redeveloper or any successor in interest to the Property, or any part thereof, to perform its obligations under this Agreement with respect to completing the Project and any other purpose authorized by this Agreement;

(b) a mortgage or mortgages and other liens and encumbrances (including mechanic's liens) for the purposes of financing costs associated with the acquisition, development, construction and marketing of the Project and any foreclosure thereof or deed in lieu of foreclosure, and any transfer by a Recognized Mortgagee or its designee to a third party purchaser;

(c) utility and other development easements;

(d) the transfer in the aggregate of less than ten (10%) percent of the ownership interest of the Redeveloper;

(e) leases that Redeveloper grants to users of space in the Project.

(f) subdivisions to create new lots; and

(g) the transfers of interests to family members by inheritance.

With respect to any of the Transfers listed in subsections (a) through (g) above,

the Redeveloper shall provide to the Town written notice at least thirty (30) days prior to such Transfer, including a description of the nature of such Transfer, and the name(s) and address(es) of the transferee and any parties, individuals and/or entities comprising such transferee.

7.02. Information As To Ownership Of Redeveloper. DVL, Inc. represents that it is a public traded corporation and that there are no shareholders that own more than 10% of the issued and outstanding stock. In order to assist in the effectuation of this Agreement and the statutory objectives generally, the Redeveloper agrees that during the period between execution of this Agreement and completion of the Project as evidenced by the issuance of a Certificate of Completion, the Redeveloper will provide to the Town a copy of each 10K filing with the Securities and Exchange Commission.

ARTICLE VIII. MORTGAGE FINANCING: RIGHTS OF MORTGAGEE.

8.01. Limitation Upon Encumbrance of Land

(a) Subject to the terms of this Section 8.01(a), neither Redeveloper nor any successor-in-interest to the Property, during the term of this Agreement, shall engage in any financing or any other transaction creating any mortgage or other financial encumbrance or lien upon the Property (except for any portion of the Property acquired voluntarily, as to which the foregoing limitation shall not apply), whether by express agreement or by operation of law, or suffer any financial encumbrance or lien to be made on or attach to the Property, except for the sole purpose of obtaining funds to assist in the purchase of the Property, the development and construction of the improvements thereon (the "Improvements") or permanent financing or refinancing

thereof. Redeveloper shall notify the Town in advance of any financing that is secured by a mortgage or other similar lien instrument (each, a "Mortgage") that Redeveloper proposes to enter into with respect to the Property or the Improvements. In any event, subject to the provisions of the last sentence of this Section 8.01(a), Redeveloper shall notify the Town promptly of any encumbrance or lien that has been created on or attached to the Property, whether by voluntary act of Redeveloper or otherwise. The Town acknowledges and agrees that the foregoing limitation upon encumbrances on the Property shall not apply to: (i) statutory liens for real estate taxes not due and payable; (ii) mechanic's, materialman's, or similar liens arising from development of the Property or the construction of the Improvements ; (iii) encumbrances upon any Improvement or related part or parcel of the Property for which Redeveloper has received a Certificate of Completion; or (iv) the granting of easements or other dedications to public authorities and utility companies as required by law or as reasonably deemed necessary by Redeveloper to construct and operate the Project.

(b) If Redeveloper enters into a Mortgage in accordance with the provisions of Section 8.01(a) hereof and the Town is provided with a copy of the Mortgage, then the provisions of Section 8.02 through Section 8.05 shall apply with respect to, and inure to the benefit of, the holder of such Mortgage. Each such holder shall be referred to herein as a "Recognized Mortgagee" and each such Mortgage shall be referred to as a "Recognized Mortgage".

8.02. __Assignment of this Agreement__. Redeveloper shall have the right to (i) pledge its interest in this Agreement to the Recognized Mortgagee without limit as to amount and on any terms Redeveloper may deem desirable, and (ii) assign

Redeveloper's interest under this Agreement to any Recognized Mortgagee as additional collateral for the payment of the indebtedness secured by the Recognized Mortgage. Any Recognized Mortgage shall only encumber that portion of the Property covered by such Recognized Mortgage (such portion, the "Mortgaged Portion"). However, subject to Section 9.05 hereof, any Recognized Mortgage always shall be subject and subordinate in all respects to this Agreement. So long as the Recognized Mortgagee is not given actual physical possession of the Mortgaged Portion contemporaneously with the creation of a Recognized Mortgage, the making and delivery of any Recognized Mortgage shall not be deemed to constitute any assignment or transfer of this Agreement nor of the interest of Redeveloper under this Agreement. No Recognized Mortgagee shall be deemed to be an assignee or transferee of this Agreement or of the interest of Redeveloper under this Agreement, and such Recognized Mortgagee shall not be required to assume the performance of, or be bound to perform, any of the terms, covenants or conditions under this Agreement. However, subject to the provision of this Article, any Recognized Mortgagee may become the legal owner and holder of Redeveloper's interest under this Agreement with respect to the Mortgaged Portion by foreclosure of its Recognized Mortgage or as a result of the assignment to it of this Agreement in lieu of foreclosure or otherwise. Upon so becoming the legal owner and holder, the Recognized Mortgagee, subject to the provisions of Section 8.05 hereof, shall assume the performance of, and be bound to perform, all of the terms, covenants or conditions on the part of Redeveloper under this Agreement to be performed with respect to the Mortgaged Portion.

8.03. Certain Rights of Recognized Mortgagees.

(a) At the same time it serves notice to the Redeveloper of an Event of Default pursuant to the provisions of this Agreement, the Town shall serve a copy of such notice upon each Recognized Mortgagee in the manner contemplated in this Agreement. No such notice of default shall be deemed to have been duly given to Redeveloper unless and until a copy thereof shall have been given to each Recognized Mortgagee.

(b) Upon the expiration of the period of time given to Redeveloper under the provisions of this Agreement to remedy the default or cause it to be remedied or to commence an action to remedy a default, the Town shall give each Recognized Mortgagee notice (the "Cure Expiration Notice") of the expiration of such period specifying whether or not the default has been cured.

(c) (i) In the event of a monetary default, the Recognized Mortgagee shall have the right to remedy such default by paying all amounts due within thirty (30) days after its receipt of the Cure Expiration Notice; (ii) in the case of a non-monetary Event of Default which is susceptible of a cure by the Recognized Mortgagee (a "Curable Non-Monetary Default"), the Recognized Mortgagee shall have the right to remedy such default within ninety (90) days after receipt of the Cure Expiration Notice; and (iii) in the event of a Non-Monetary Default which is not susceptible to cure, the provisions of subparagraph (f) below shall apply.

(d) The parties agree that the Event of Default shall have been cured if before the expiration of the thirty (30) day grace or cure period within which a monetary default may be remedied, the Recognized Mortgagee shall have paid to the Town all amounts due

that are then in default hereunder with respect to the Mortgaged Portion (it being understood that a Recognized Mortgagee's payment obligation with respect to obligations such as those set forth in Sections 2.08, 2.09, 2.13 and 2.18 shall be limited to the Mortgaged Portion and/or prorated thereto). In the case of any other Event of Default, the parties agree that the Event of Default shall have been cured if within the ninety (90) day grace or cure period set forth in Section 8.03(c) hereof, a Recognized Mortgagee shall have cured or shall be engaged in curing all defaults hereunder and shall diligently complete such cure or comply with the provisions of this Section within the time periods set forth in this Section. If such Recognized Mortgagee shall (i) fail to cure (in the case of monetary defaults) or fail to commence to cure (in the case of non-monetary defaults) such default within the applicable cure period provided in the immediately preceding sentence, or (ii) notify the Town, in writing, that it has relinquished its claims in respect of the Mortgaged Portion or that, it will not institute foreclosure proceedings, or, if such proceedings shall have been commenced, that it has discontinued such proceedings, the Town shall have the right to terminate this Agreement and to take any other action it deems appropriate by reason of any Event of Default by Redeveloper unless Redeveloper shall have cured the Event of Default prior to the Town's delivery to Redeveloper of notice of termination of this Agreement. The Town shall accept performance by or on behalf of the Recognized Mortgagee who has complied with the provisions of this Section 8.03 as if the same had been performed by Redeveloper. Such acceptance shall not thereby create any rights against the Town in favor of such Recognized Mortgagee, other than those set forth herein nor shall such Recognized Mortgagee thereby be subrogated to any interest or right of the Town.

(e) The parties acknowledge that (i) there are certain types of defaults by Redeveloper under this Agreement which may not be capable of being cured by a Recognized Mortgagee within the time periods specified above (including, without limitation, failure by Redeveloper to perform work required to be performed or acts required to be done or to correct conditions which violate laws, ordinances, order, rules, regulations or other legal requirements) and which may only be cured if the Recognized Mortgagee shall obtain possession of the Mortgaged Portion ("Defaults Requiring Possession"). Anything herein contained to the contrary notwithstanding, upon the occurrence of any Default Requiring Possession, the Town shall take no action to effect termination of this Agreement without first giving each Recognized Mortgagee, from and after the date that each Recognized Mortgagee shall have received notice from the Town that such a Default Requiring Possession has occurred, a reasonable time within which to institute, and thereafter diligently prosecute, steps to obtain possession of the Mortgaged Portion and thereafter promptly commence and act diligently to cure such Default Requiring Possession, provided that the Recognized Mortgagee keeps all payments hereunder current (subject to the cure periods under (c) above) until such Default Requiring Possession is cured. Notwithstanding the foregoing, no Recognized Mortgagee shall be obligated to continue such possession (once obtained) or to continue such foreclosure proceedings (once commenced) after any Default Requiring Possession shall have been cured, and nothing herein contained shall preclude the Town, subject to the provisions of this Article, from exercising any rights or remedies under this Agreement with respect to any other Event of Default by Redeveloper during the pendency of such foreclosure proceedings or the period when the Recognized Mortgagee is taking steps to obtain

possession of the Mortgaged Portion.

(f) In case of the termination of this Agreement which occurs under circumstances such that the Recognized Mortgagee has not been given the opportunity to cure under the preceding provisions, the Town shall give prompt notice thereof to each Recognized Mortgagee. Such notice shall include a statement of all sums which would then be due under this Agreement but for such termination and all other defaults then known to the Town. On written request of the Recognized Mortgagee, made at any time within thirty (30) days after the giving of such notice by the Town, the Town shall enter into a new redevelopment agreement with respect to the Mortgaged Portion (the "Replacement Agreement") with such Recognized Mortgagee, or its nominee or designee, within ninety (90) days after receipt of such request. The Replacement Agreement shall be effective as of the date of termination of this Agreement for the remainder of the term of this Agreement, (subject to extension pursuant to Section 3.01(b) upon the same terms, covenants, conditions and agreements as are herein contained; provided, however, that the Recognized Mortgagee or its nominee or designee, as the case may be, shall (i) contemporaneously with the execution of a Replacement Agreement, pay to the Town all amounts with respect to the Mortgaged Portion which the Town has specified as due in the notice given pursuant to this Section 8.03(f) including any past due amounts, (ii) at the time of execution and delivery of the Replacement Agreement, pay to the Town any and all sums which would have been due hereunder with respect to the Mortgaged Portion from the date of termination of this Agreement (had this Agreement not been terminated) to and including the date of the execution and delivery of the Replacement Agreement, together with all actual and reasonable expenses, including, without limitation, reasonable attorney's

fees and disbursements incurred by the Town applicable to the Mortgaged Portion in connection with the termination of this Agreement and with the execution and delivery of the Replacement Agreement and (iii) on or prior to the execution and delivery of the Replacement Agreement, agree in writing that promptly following the execution and delivery of the Replacement Agreement, such Recognized Mortgagee, subject to the provisions of Section 8.05 below, shall perform or cause to be performed all of the other covenants and agreements herein contained on Redeveloper's part to be performed with respect to the Mortgaged Portion which are susceptible of being cured by the Recognized Mortgagee to the extent that Redeveloper shall have failed to perform the same to the date of execution and delivery of the Replacement Agreement. Nothing herein contained shall be deemed to impose any obligation on the part of the Town to deliver physical possession of the Mortgaged Portion to the Recognized Mortgagee, unless the Town at the time of the execution and delivery of the Replacement Agreement shall have obtained physical possession thereof. Except as specifically set forth herein, until the Replacement Agreement is executed and delivered by the Recognized Mortgagee or its nominee or designee, such Recognized Mortgagee or, its nominee or designee, shall have no liability hereunder or under the Replacement Agreement.

(h) Subject to Section 8.05 hereof, the Recognized Mortgagee shall not be liable for the performance of Redeveloper's obligations under this Agreement unless such Recognized Mortgagee has succeeded to and has possession of the interest of Redeveloper under this Agreement, but in that event the Recognized Mortgagee's obligations will be limited to the Mortgaged Portion.

8.04. Liability of Recognized Mortgagees. Provided that (i) a Replacement Agreement shall have been granted to a Recognized Mortgagee, or any of its respective nominees or designees, pursuant to Section 8.03 hereof or (ii) the Recognized Mortgagee, or its nominee or designee, shall have become the legal owner and holder of Redeveloper's interest under this Agreement with respect to the Mortgaged Portion, then the Recognized Mortgagee, subject to the provisions of Section 8.05 below, shall be liable for the performance of all of Redeveloper's covenants under such Replacement Agreement or this Agreement, as the case may be, with respect to the Mortgaged Portion, from and after the effective date of such Replacement Agreement or the acquisition of such interest; provided, however, that from and after the time (a) the Recognized Mortgagee, or any of its nominees or designees, shall have assigned the interest of Redeveloper (in the event that the Recognized Mortgagee, or any of its respective nominees or designees, shall have become the legal owner and holder of such interest) or the Replacement Agreement (in the event that the Recognized Mortgagee, or any of its respective nominees or designees, shall have been granted a Replacement Agreement) and (b) such assignee shall have delivered to the Town, in its sole discretion, an agreement in form reasonably acceptable to the Town, pursuant to which the assignee assumes and agrees, subject to the provisions of Section 8.05 below, to perform all of the terms, covenants and conditions of this Agreement or such Replacement Agreement, as the case may be (including, without limitation, obligations thereunder that accrued prior to the date of such agreement), the Recognized Mortgagee, or any of its nominees or designees, shall be automatically and entirely released and discharged from the performance of all terms, covenants and conditions of Redeveloper under this Agreement, or of the Redeveloper under the

Replacement Agreement, as the case may be, thereafter accruing.

8.05. **Mortgagees Not Obligated to Construct**. Notwithstanding any of the provisions of this Agreement, including, but not limited to, those which are or are intended to be covenants running with the land, any Recognized Mortgagee who obtains title to the Property or a Mortgaged Portion as a result of foreclosure proceedings, or an action in lieu thereof shall not be obligated by the provisions of this Agreement to construct or complete the Improvements or to guarantee such construction or completion, and any deed delivered to any such party shall contain a covenant or other provision to that effect. The foregoing shall also apply to (i) any other party who thereafter obtains title to the Property or such Mortgaged Portion from or through such holder or (ii) any other purchaser at a foreclosure sale other than the holder of the mortgage itself. However, nothing in this Article 8 or any other Article or Section of this Agreement shall be deemed or construed to permit or authorize any such holder to devote the Property or any part thereof to any uses, or to construct any improvements thereon, other than those uses or improvements provided or permitted in the Redevelopment Plan. This provision shall not preclude the Town from designating a party other than the holder as the Redeveloper if (x) the holder elects not to be obligated by the provisions of this Agreement to construct or complete the Improvements or to guarantee such construction or completion, and (y) the Town subsequently condemns the Property pursuant to the New Jersey Eminent Domain Act. Any deed delivered to any such party shall contain a covenant or provision to that effect.

8.06. **Town's Option to Pay Mortgage Debt or Purchase Land**. (a) In any case where, subsequent to default or breach by Redeveloper under this Agreement, the holder

of any mortgage on the Property or part thereof:

(i) has, but does not exercise, the option to construct or complete the Improvements relating to the Project or part thereof covered by its mortgage or to which it has obtained title, and such failure continues for a period of sixty (60) calendar days after the holder has been notified or informed of the default or breach; or

(ii) undertakes construction or completion of the Improvements but does not complete such construction within a reasonable period, and such default shall not have been cured within sixty (60) calendar days after written demand by the Town so to do,

the Town shall have the option of paying to the holder the amount of the mortgage debt and obtaining an assignment of the mortgage and the debt secured thereby, or, in the event ownership of the Property (or part thereof) has vested in such holder by way of foreclosure or action in lieu thereof, the Town shall be entitled, at its option, to a conveyance to it of the Property or part thereof (as the case may be) upon payment to such holder of an amount equal to the sum of: (i) the mortgage debt at the time of foreclosure or action in lieu thereof (less all appropriate credits, including those resulting from collection and application of rentals and other income received during foreclosure proceedings); (ii) all expenses with respect to the foreclosure, including reasonable attorney's fees and expenses; (iii) the net expense, if any (exclusive of general overhead), incurred by such holder in and as a direct result of the subsequent management of the mortgaged property; (iv) the costs of any Improvements made by such holder; and (v) an amount equivalent to the interest that would have accrued on the aggregate of such

amounts had all such amounts become part of the mortgage debt and such debt had continued in existence. Every mortgage instrument made prior to completion of the Improvements with respect to any phase of development of the Project by Redeveloper shall provide for the foregoing.

(b)The foregoing provisions of Section 8.06(a) shall not apply if the Town chooses to then acquire the Property by condemnation.

ARTICLE IX. REMEDIES.

9.01. In General: Right To Cure. Except as otherwise provided in this Agreement, in the event of any default in or breach of this Agreement or any of its terms or conditions by any party hereto or any successor to such party, such party (or successor), shall proceed to commence to cure or remedy such default or breach. In case such action is not taken or not diligently pursued, or the default or breach shall not be cured or remedied within the periods set forth in this Agreement, the party declaring the Default may institute such proceedings as may be necessary or desirable in its opinion to cure and remedy such default or breach, including, but not limited to, proceedings to compel specific performance by the party in default or in breach of its obligations.

9.02. Assumption of Obligations: Portion of Property. Any party acquiring an interest in the Property upon obtaining the Town's consent (to the extent required) shall assume all of the Redeveloper's obligations under this Agreement with respect to that portion of the Property thus conveyed. Whenever more than one Redeveloper (including transferees and Recognized Mortgagees and their successors and assigns) are in possession of different portions of the Property at the same time, no Redeveloper or

transferee shall be held in default because of any default or violations of another Redeveloper or transferee and all obligations hereunder shall be prorated accordingly. Nothing contained in this Section 9.02 shall limit or modify the provisions of Article 8 hereof. In addition, a Recognized Mortgagee shall have no obligation to cure a default that is not related to the Mortgaged Portion.

9.03. Other Rights And Remedies: No Waiver. The parties shall have the right to institute such actions or proceedings as they may deem desirable for effectuating the purposes of this Agreement. Any delay in instituting or prosecuting any such actions, proceedings or otherwise asserting rights under this Agreement shall not operate as a waiver of such rights or to deprive any party of or limit its rights in any way. It is the intent of this provision that a party should not be constrained to exercise such remedy at a time when it may still hope to otherwise resolve the problems caused by the default. Any waiver in fact made by any party with respect to a specific default under this Agreement shall not be considered or treated as a waiver of rights of that party with respect to any other defaults by that party, except to the extent specifically waived in writing.

9.04. Termination by Town Prior to Conveyance. In the event that, prior to the conveyance of the Property, or any other parcel to be conveyed by the Town after condemnation, an Event of Default by Redeveloper occurs and continues, then this Agreement, and any rights of Redeveloper in this Agreement, at the option of the Town, shall be terminated by the Town, in which event the Town shall retain as liquidated damages all amounts paid and to be paid by the Redeveloper under Articles II and III of this Agreement.

9.05. Termination by Redeveloper Prior to Conveyance. In the event that:

(a) the Town does not tender conveyance of any parcel of the Property condemned by the Town, or possession thereof, in the manner and within the time period set forth in Section 2.02 hereof, and said failure to tender conveyance or possession shall not be cured within forty-five (45) days after the date of written demand by the Redeveloper (except where performance by the Town is precluded by law and/or Court Order); or

(b) the Town fails or refuses to satisfy its obligations pursuant to the provisions of Sections 2.02 or 2.04 of this Agreement, and said failure continues for forty-five (45) days after the date of written demand by the Redeveloper (except where performance by the Town is precluded by law and/or Court Order); then the Agreement shall, at the option of the Redeveloper, be terminated by written notice thereof to the Town, and, except with respect to the return of any estimated compensation funds as provided in Section 2.02(e) hereof, neither the Town nor the Redeveloper shall have any further rights against or liability to the other under the Agreement.

9.06 Reversion of Title in Town Upon Concurrence of Event of Default Subsequent to Conveyance to Redeveloper.

In the event that, subsequent to conveyance of any portion of the Property by the Town to the Redeveloper and prior to completion of the Project, an Event of Default by Redeveloper occurs, then the Town shall have the right to terminate this Agreement, in which case title to the portion or portions of the Property conveyed by the Town to Redeveloper and with respect to which no Certificate of Completion has been issued shall revert to the Town without any further act on the Town's part and the estate conveyed by the Town by deed to Redeveloper shall immediately terminate and revest in the Town. It is the intent of this

provision, together with other provisions of this Agreement, that the conveyance of all or portions of the Property by the Town to Redeveloper shall be made upon a condition subsequent to the effect that upon the occurrence of an Event of Default by Redeveloper prior to completion of the Improvements with respect to the Project, the Town at its option may unilaterally declare a reversion of the title, and all the rights and interests in and to such portion of the Property to the Town, and that such title and all rights and interests to and in such portion of the Property shall revert to the Town on that date that is thirty (30) days after the Town notifies the Redeveloper of its election to declare a reversion of title (the "Reversion Notice"). No further action other than the Reversion Notice shall be required to revert title to the Town. However, such condition subsequent and any reversion of title as a result thereof in the Town (a) shall always be subject to and limited by, and shall not defeat, render invalid, or limit in any way (i) the lien of any mortgage authorized by this Agreement; and (ii) any rights or interests provided in this Agreement for the protection of the holders of such mortgages and (b) shall not apply to portions of the Property on which improvements of the Project have been completed in accordance with this Agreement and for which a Certificate of Completion has been issued by the Town.

9.07. Rights and Remedies Cumulative. The rights and remedies of the parties to this Agreement, whether provided by law or by the Agreement, shall be cumulative, and the exercise by either party of any one or more of such remedies shall not preclude the exercise by it, at the same or different times, of any other such remedies for the same default or breach, or of any of its remedies for any other default or breach by the other party.

9.08. Effect of Termination. (a) If this Agreement is terminated in accordance with Section 9.04, 9.05 or 9.06 above, then and in that event each party shall be relieved of any further obligations to the other hereunder, except as otherwise expressly provided and except that in the event of a termination under Section 9.06, the Town shall be obligated to use reasonable efforts to sell the Property, or so much thereof as is then owned by the Town, pursuant to Section 9.09.

(b) Except as otherwise provided in Section 9.04 hereof, termination of this Agreement shall not relieve any party from liability for any breach by such party of any of its representations or warranties or existing Event of Default. Notwithstanding the foregoing or any other provision of this Agreement, neither the Redeveloper nor the Town shall have any rights against or liability to the other for consequential damages.

9.09. Resale of Reacquired Land. Upon the reversion in the Town of title to the Property or any portion thereof as provided in Section 9.06, and the expiration of any cure rights of a Recognized Mortgagee, the Town shall use reasonable efforts to resell such Property or any portion thereof (subject to permitted mortgage liens), as soon as the Town shall find, feasible and consistent with the objectives of the Redevelopment Plan, a qualified and responsible party or parties (as determined by the Town) who will assume the obligation of constructing or completing the Improvements or such other improvements in their stead in a manner satisfactory to the Town and in accordance with the uses specified for such land in the Redevelopment Plan. It is expressly agreed and understood by the Redeveloper that upon reversion of title as provided in Section 9.06, the Town shall have the right to resell the Property or any portion thereof and any Improvements thereon as a

unit or in parcels and at such time, place and upon such terms and conditions and at such price as shall, under the circumstances, be commercially reasonable and be deemed fair and equitable by the Town. Reasonable advance written notice of the time, place and essential terms of any resale of the Property or any portion thereof shall be given Redeveloper.

9.10. Proceeds of Resale. Upon resale of the Property or portion thereof pursuant to Section 9.09 hereof, the proceeds of resale shall be applied:

(a) First, to reimburse the Town for (i) all costs and expenses incurred by the Town in connection with the recapture. These may include environmental clean up required by law, management, and resale of the Property, but shall not include salaries of Town personnel. Any income realized by the Town in connection with such management shall be deducted from the costs and expenses to be reimbursed; (ii) all taxes, assessments, and water and sewer charges with respect to the Property (or, in the event such Property is exempt from taxation or assessment or such charges, during the period of ownership thereof by the Town, an amount, equal to such taxes, assessments, or charges, as determined by the Town assessing official, as would have been payable if the Property were not so exempt); (iii) any payments made or necessary to be made to discharge any encumbrances or liens existing on the Property at the time of reversion of title or to discharge or prevent from attaching or being made any subsequent encumbrances or liens existing on the Property at the time of reversion of title or to discharge or prevent from attaching or being made any subsequent encumbrances or liens due to obligations, defaults, or acts of the Redeveloper, its successors or assigns; (iv) any expenditures made or obligations incurred prior to the resale of the Property with respect to the making or

completion of the Improvements or any part thereof on the Property or portion thereof; and (v) any amounts otherwise owing the Town by the Redeveloper and its successors or assigns; and

(b) Second, pay off any amounts owed to Recognized Mortgagees of the Property.

(c) Third, to reimburse the Redeveloper, its successor or assign, up to the amount equal to (1) the sum of the compensation award paid by Redeveloper in connection with the condemnation of that (those) portion(s) of the Property acquired by the Town through its exercise of eminent domain, pursuant to Article II hereof, and all out of pocket payments made by the Redeveloper for actual physical construction of Improvements on the Property or part thereof, (including architectural and engineering costs but not any other soft costs) less (2) any gains or income withdrawn or made by the Redeveloper from the Agreement or the Property; and

(d) Any balance remaining after the payment provided for in (a),(b) and (c) above shall be retained by the Town as its property.

9.11. __Other Rights and Remedies of Town; No Waiver by Delay__. The Town shall have the right to institute such actions or proceedings as it may deem desirable for effectuating the purposes of this Article IX, including, but not limited to, the right to execute and record or file in the Hudson County Register's Office a written declaration of reversion of title to the Town and the termination of all the right, title and interest of Redeveloper, its successors and assigns, in such Property, and the reversion of title thereof in the Town; provided, that any delay by the Town in instituting or prosecuting any such actions or proceedings or otherwise asserting its rights under the said provisions of

this Agreement shall not operate as a waiver of such rights or to deprive it of or limit such rights in any way. It is the intent of this provision that the Town should not be compelled to exercise such remedy at a time when it may still hope otherwise to resolve the problems created by the default involved just to avoid the risk of being deprived of or limited in the exercise of the remedy provided in this Agreement because of waiver, laches, or otherwise.

ARTICLE X. REPRESENTATIONS.

10.01. Representations. The Redeveloper and Town each hereby makes the following representations and covenants, as such relates to the other:

(a) They have the legal capacity to enter into this Agreement and perform each of its undertakings herein set forth and as set forth in the Redevelopment Plan existing on the date of this Agreement.

(b) Each party is duly organized and a validly existing legal entity under the laws of the State of its incorporation, and all necessary resolutions have been duly adopted, authorizing the execution and delivery of this Agreement and authorizing and directing the persons executing this Agreement to do so for and on their behalf. Simultaneously with the execution of this Agreement, the Redeveloper shall provide to the Town a copy of the corporate resolution(s) authorizing the execution of this Agreement.

(c) To the best of their respective knowledge, there is no action, proceeding or investigation now pending, nor any basis therefor, known or believed to exist which questions the validity of this Agreement or any action or act taken or to be taken by them pursuant to this Agreement.

(d) The execution and delivery of this Agreement and the performance

hereunder by each party will not constitute a violation of any partnership agreement, articles of incorporation, limited liability company operating agreement, and/or stockholder agreement of such entity, or of any entity which holds an ownership interest therein, or of any agreement, mortgage, indenture, instrument or judgment, to which it is a party.

(e) Each will use its best efforts to assure the completion of the Projects as specified in this Agreement including, but not limited to, executing any and all other or further instruments or documents necessary or appropriate to implement this Agreement or effectuate its purpose.

SECTION 10.2. Redeveloper's Financial Commitment/Tenant Commitments.

Redeveloper represents that it has obtained and will commit to the Project the requisite equity and debt financing in an amount necessary to implement and complete the Project. Redeveloper also represents that it has letters of intent from Staples and Kohl's to rent and occupy the space. If Redeveloper fails to enter into binding leases by April 30, 2008 with any of the alternative tenants identified in Exhibit B, for Buildings #1 and #2, the Redeveloper shall be in default of this Agreement, and the Town shall have all rights and remedies set forth herein or at law or equity.

SECTION 10.3. Minimum Financial Criteria. To assure the Town of Redeveloper's financial commitment and capability the Redeveloper shall meet Minimum Financial Criteria as reasonably determined by the Town, at all times during the term of this Agreement. The Minimum Financial Criteria shall include the requirement that the Redeveloper maintain, at all times during the term of this Agreement, a minimum net worth of at least $5,000,000.00.

SECTION 10.4. **Demonstration by Redeveloper of Compliance.** To demonstrate compliance with the Minimum Financial Criteria, the Redeveloper shall provide the following to the Town:

a) Audited annual financial statement, prepared in accordance with generally accepted accounting principles, ("GAAP"), within 105 days after the end of each fiscal year; and

b) All documents relating to, exchanged, submitted or associated with the approval by a financial institution of an application of the Redeveloper for financing required in connection with the Project or any other activity of the Redeveloper.

ARTICLE XI. DELAYS; FORCE MAJEURE.

11.01 **Delays Force Majeure.** For the purposes of any of the provisions of this Agreement, neither the Town nor the Redeveloper, as the case may be, nor any successor in interest, shall be considered in breach of, or in default of, its obligations hereunder in the event any delay in the performance of such obligations is due to or arises from causes beyond its reasonable control and without its fault or negligence, including, but not restricted to, acts of God, acts of the public enemy, acts or omissions of the other parties (including litigation by third parties), fires, floods, epidemics, quarantine restrictions, strikes, freight, energy shortages, embargoes, unusual or severe weather, or delays of subcontractors due to any of the foregoing such causes. It is the purpose and intent of this provision that in the event of the occurrence of any such delay, the time or times for performance of the obligations of the Town or the Redeveloper shall be extended by the

period of the delay. However, nothing herein shall be deemed to extend the Term of this Agreement beyond December 31, 2009, as set forth in Article III.

ARTICLE XII. <u>EFFECT OF BANKRUPTCY</u>

12.01. <u>Bankruptcy</u>. Redeveloper agrees that if any proceedings under the Bankruptcy Act or any amendment thereto shall be commenced by or against it, and if such proceedings shall not be dismissed before either adjudication in bankruptcy or the confirmation of a composition, arrangement, or plan or reorganization, or if Redeveloper is adjudged insolvent or makes an assignment for the benefit of its creditors, or if a receiver is appointed in any proceeding or action to which Redeveloper is a party with authority to take possession or control of the demised premises or the business conducted thereon by Redeveloper, and such receiver is not discharged within a period of sixty (60) days after his appointment, any such event shall be deemed to be an Event of Default under this Agreement by Redeveloper and shall, at the election of the Town, but not otherwise, terminate this Agreement and all rights of Redeveloper hereunder and all rights of any and all persons claiming under Redeveloper.

ARTICLE XIII. <u>ESTOPPEL CERTIFICATE</u>

13.01. <u>By Town</u>. Upon request of Redeveloper, Town shall execute and deliver to the Redeveloper or a Mortgagee a statement certifying whether this Agreement is unmodified and in full force and effect, whether or not, to the best knowledge of the Town, Redeveloper is in default in performance of any of its obligations under this Agreement, and, if so, specifying each such default of which the Town has knowledge, and stating whether or not, to the best of Town's knowledge, any event has occurred which with the

giving of notice or passage of time, or both, would constitute such a default of Redeveloper, and, if so, specifying each such event. Town also shall include in any such statement such other information concerning this Agreement as Redeveloper or a Mortgagee may reasonably request.

13.02. By Redeveloper. Upon request of Town, Redeveloper shall execute and deliver to the Town a statement certifying whether this Agreement is unmodified and in full force and effect, whether or not, to the best knowledge of Redeveloper, Town is in default in performance of any of its obligations under this Agreement, and, if so, specifying each such default of which Redeveloper has knowledge, and stating whether or not, to the best of Redeveloper's knowledge, any event has occurred which with the giving of notice or passage of time, or both, would constitute such a default of Town, and, if so, specifying each such event. Redeveloper also shall include in any such statement such other information concerning this Agreement as Town may reasonably request.

ARTICLE XIV. WAIVER.

14.01. No Implied Waiver. No party shall be deemed to have waived any provisions or condition of or any right under this Agreement unless such waiver is expressly made in writing.

ARTICLE XV. COOPERATION AND COMPLIANCE.

15.01. Implementation of Agreement and Redevelopment Plan. The parties hereto agree to cooperate with each other and to provide all necessary and reasonable documentation, certificates, and consents in order to satisfy the terms and conditions of this Agreement and the Redevelopment Plan and to achieve compliance therewith. The Town further agrees to take such action as reasonably may be requested by any

Mortgagee of Redeveloper in connection with obtaining financing for the Project, and agrees to make reasonable modifications hereto as requested by a Mortgagee to the extent that such modifications do not have a material and adverse effect on the Town's rights or obligations or the Redeveloper's obligations hereunder.

ARTICLE XVI. PROVISIONS NOT MERGED.

16.01. No Merger. None of the provisions of this Agreement are intended to nor shall they be merged by reason of a deed transferring title from the Town to the Redeveloper or any successor in interest. No such deed shall be deemed to affect nor impair the provisions and covenants of this Agreement.

ARTICLE XVII. NOTICES AND DEMANDS.

17.01. Notices And Demands. A notice, demand or other communication under this Agreement by any party to the other shall be sufficiently given or delivered if dispatched by United States Registered or Certified Mail, postage prepaid and return receipt requested, or delivered by overnight courier or delivered personally (and receipt acknowledged) to the parties at their respective addresses set forth herein, or at such other address or addresses with respect to the parties or their counsel as any party may, from time to time, designate in writing and forward to the others as provided herein. The addresses for the parties are as follows:

Town of Kearny
402 Kearny Avenue
Kearny, NJ 07032
Attn: Mayor Alberto Santos

with a copy addressed to its attorney:

Gregory J. Castano, Esq.
Castano Quigley LLC
1120 Bloomfield Avenue
West Caldwell, NJ 07007

and to:

DVL, Inc.
70 East 55th Street
New York, NY 10010
Attn: Alan Casnoff

with a copy addressed to its attorney:

L. Stephen Pastor, Esq.
Hill Wallack
202 Carnegie Center
Princeton, NJ 08453

ARTICLE XVIII. TITLES OF ARTICLES/RULES OF CONSTRUCTION.

18.01. Titles For Convenience. The titles of the several Articles of this Agreement, as set forth at the heads of said Articles, are inserted for convenience of reference only and shall be disregarded in construing or interpreting any of its provisions.

18.02. Rules of Construction. This Agreement was prepared by the parties hereto with the assistance of counsel, and no rule of construction against the draftsman shall be applied to either party in construing any provision of this Agreement.

ARTICLE XIX. SEVERABILITY.

19.01. Severability. The validity of any article, section, clause or provision of this Agreement shall not affect the validity of the remaining articles, sections, clauses or provisions hereof.

ARTICLE XX. RECORDING OF AGREEMENT/SUCCESSORS BOUND.

20.01. Successors Bound. This Agreement shall be recorded in the Hudson County Register's Office. The Agreement shall run with the land and be binding upon the respective parties hereto and their successors and assigns.

ARTICLE XXI. GOVERNING LAW.

21.01. Governing Law. This Agreement shall be governed by and construed by the laws of the State of New Jersey.

ARTICLE XXII. COUNTERPARTS

22.01. Counterparts. This Agreement may be executed in counterparts. All such counterparts shall be deemed to be originals and together shall constitute but one and the same instrument.

ARTICLE XXIII. EXHIBITS AND SCHEDULES.

23.01. Exhibits And Schedules. Any and all Exhibits and Schedules annexed to this Agreement are hereby made a part of this Agreement by this reference thereto.

ARTICLE XXIV. AFFORDABLE HOUSING

24.01 Affordable Housing. To the extent the Project undertaken by Redeveloper under this Agreement results in an obligation on the Town to provide affordable housing units under any statute or regulation, including but not limited to the regulations of the New Jersey Council on Affordable Housing, N.J.A.C. 5:94 and 5:95 as the same may be amended (hereinafter, the "Affordable Housing Laws") prior to issuance of the Certificate of Completion under this Agreement in lieu of the Redeveloper building affordable housing within the Town, the Redeveloper shall make a contribution to the Town pursuant to the

Town's Development Fee Ordinance to be used to provide or subsidize such affordable housing units or if a Development Fee Ordinance has not been enacted at the time certificates of occupancy are issued, then, in an amount reasonably determined by the Mayor and Council not to exceed two percent (2%) of the equalized assessed value of the improvement for which the certificate of occupancy is to be issued.

ARTICLE XXV. ENTIRE AGREEMENT

25.01. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the Project and supersedes all prior oral and written agreement between the parties with respect to the subject matter hereof except as otherwise provided herein.

ARTICLE XXVI. PERSONAL GUARANTEE

26.01. Guaranty. Alan Casnoff and Lawrence J. Cohen hereby acknowledge that they will derive personal substantial benefits as a result of the rights granted to DVL Kearny Holdings, LLC, and its sole member, DVL, Inc. under this Agreement, and in return, Alan Casnoff and Lawrence J. Cohen hereby guarantee jointly and severally, unconditionally and irrevocably, the prompt payment and completion of all of Redeveloper's obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be properly executed and their corporate seals affixed to be effective as of the 11th day of December, 2007.

WITNESS OR ATTEST: **THE TOWN OF KEARNY**

______________________ BY:______________________
Alberto G. Santos, Mayor

DVL KEARNY HOLDINGS, LLC
By: DVL, Inc., its sole member

______________________ **BY:**______________________

DVL, Inc.

______________________ **BY:**______________________

GUARANTY

Alan Casnoff, currently residing at 200 West Washington Sq. Apt 1006, Philadelphia, PA 19016, and Lawrence J. Cohen, currently residing 1165 Park Avenue, New York, NY 10128 hereby personally, jointly and severally guarantee to the Town the prompt payment of all sums due by Redeveloper under this Agreement, and personally guarantee the prompt completion of all work to be performed by the Redeveloper hereunder, as more particularly set forth in Article 26 hereof.

WITNESS:

______________________ ______________________
Alan Casnoff

______________________ ______________________
Lawrence J. Cohen

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be properly executed and their corporate seals affixed to be effective as of the 11th day of December, 2007.

WITNESS OR ATTEST:

Jill E. Waller
Acting Town Clerk

THE TOWN OF KEARNY

BY: ______________________
Alberto G. Santos, Mayor

DVL KEARNY HOLDINGS, LLC
By: DVL, Inc., its sole member

______________________ **BY:** ______________________

DVL, Inc.

______________________ **BY:** ______________________

GUARANTY

Alan Casnoff, currently residing at 200 West Washington Sq. Apt 1006, Philadelphia, PA 19016, and Lawrence J. Cohen, currently residing 1165 Park Avenue, New York, NY 10128 hereby personally, jointly and severally guarantee to the Town the prompt payment of all sums due by Redeveloper under this Agreement, and personally guarantee the prompt completion of all work to be performed by the Redeveloper hereunder, as more particularly set forth in Article 26 hereof.

WITNESS:

______________________ **Alan Casnoff**

______________________ **Lawrence J. Cohen**

STATE OF NEW JERSEY)
) **ss:**
COUNTY OF HUDSON)

BE IT REMEMBERED, that on the 11th day of December, 2007, before me, the subscriber, Gregory J. Castano, an Attorney at Law of New Jersey, personally appeared Alberto G. Santos, who being by me duly sworn on his oath, deposes and makes proof to my satisfaction, that he is the Mayor of the Town of Kearny, a body corporate and politic of the State of New Jersey; that the execution as well as making of this Redeveloper Agreement, has been duly authorized by a proper Resolution of the Town; that deponent well knows the corporate seal of said Town; and that the seal affixed to said Redeveloper Agreement is the proper corporate seal and was thereto affixed; and said Redeveloper Agreement was signed and delivered by him in his capacity as Mayor and for the voluntary act and deed of said Town, for the uses and purposes therein expressed.

Gregory J. Castano, an Attorney at Law
of New Jersey

STATE OF ~~NEW YORK~~ Pennsylvania)
) ss.
COUNTY OF Philadelphia)

BE IT REMEMBERED, that on the 11 day of December, 2007, before me, the subscriber, a Notary Public of ~~New York~~ Pennsylvania, personally appeared Alan Casnoff, who being by me duly sworn on his oath, deposes and makes proof to my satisfaction, that he is the President of DVL, Inc., a Delaware Corporation, the sole member of DVL Kearny Holdings, LLC, the Redeveloper named in the within Redeveloper Agreement, that the execution as well as the making of this Redeveloper Agreement, on behalf of DVL Kearny Holdings LLC has been duly authorized by its sole member pursuant to a resolution of the Board of Directors.

NOTARIAL SEAL
Maria C. McMahon, Notary Public
City of Philadelphia, Philadelphia County
My commission expires July 14, 2010

Maria C. McMahon

STATE OF ~~NEW YORK~~ Pennsylvania)
) ss.
COUNTY OF Philadelphia)

BE IT REMEMBERED, that on the 11 day of December, 2007, before me, the subscriber, a Notary Public of ~~New York~~ Pennsylvania, personally appeared Alan Casnoff, who being by me duly sworn on his oath, deposes and makes proof to my satisfaction, that he is the President of DVL, Inc., a Delaware Corporation, the party named in the within Redeveloper Agreement, that the execution as well as the making of this Redeveloper Agreement, has been duly authorized by its Board of Directors of DVL, Inc.

NOTARIAL SEAL
Maria C. McMahon, Notary Public
City of Philadelphia, Philadelphia County
My commission expires July 14, 2010

Maria C. McMahon

STATE OF ~~NEW YORK~~ Pennsylvania)
) **ss.**
COUNTY OF Philadelphia)

BE IT REMEMBERED, that on the 11 day of December, 2007, before me, the subscriber, a Notary Public of ~~New York~~ Pennsylvania, personally appeared Alan Casnoff, the guarantor identified in this Agreement, who being by me duly sworn, on his oath, deposes and makes proof, to my satisfaction, that he is the person who is named in this Agreement as guarantor and that he signed and delivered this Agreement, in his personal capacity, to acknowledge the obligations as guarantor under this Agreement.

NOTARIAL SEAL
Maria C. McMahon, Notary Public
City of Philadelphia, Philadelphia County
My commission expires July 14, 2010

Maria C. McMahon

STATE OF NEW YORK)
) ss.
COUNTY OF NEW YORK)

BE IT REMEMBERED, that on the 11th day of December, 2007, before me, the subscriber, a Notary Public of New York, personally appeared Lawrence J. Cohen, the guarantor identified in this Agreement, who being by me duly sworn, on his oath, deposes and makes proof, to my satisfaction, that he is the person who is named in this Agreement as guarantor and that he signed and delivered this Agreement, in his personal capacity, to acknowledge the obligations as guarantor under this Agreement.

Rose M. Hernandez

Rose M. Hernandez
Notary Public, State of New York
No. 03-4873117
Qualified in New York County
Commission Expires 4-11-11

EXHIBIT A

DETAILED CONCEPT PLANS
(Attached)

Note: Final site layout is subject to the review and approval of the Planning Board.



BLDG. 7
BLDG. 8
BLDG. 2
BLDG. 9
BLDG. 5
BLDG. 4
BLDG. 6
BLDG. 11
BLDG. 3
BLDG. 1
BLDG. 10

Overall Concept Plan E

Passaic Avenue Redevelopment Plan

Kearny, NJ - December 10, 2007

Clarke Caton Hintz
Architects
Planners
Landscape Architects

EXHIBIT B

DESCRIPTION OF THE PROJECT

The Redevelopment Project consists of the following components (as further depicted on the Concept Plans, but with square footage as set forth below).

(A) Building #1: new construction of approximately 34,750 square feet ("sf") of retail space oriented in an east-west configuration on Passaic Avenue at the south of the Project Area. Redeveloper shall make best efforts to lease at least 20,000 sf of Building # 1, for use and occupancy by (1) Staples (2) P.C. Richard's, (3) Office Max, or (4) Office Depot. The remaining retail space in Building #1 shall be leased to (1) Party City (2) Old Navy (3) Famous Footwear (4) Auto Zone (5) Joyce Leslie or (6) Duane Reade.

(B) Building #2: new construction of approximately 110,000 sf of retail space oriented in a north-south configuration located to the north and east of Building #1. Redeveloper shall make best efforts to lease Building #2 for use and occupancy by (1) Kohl's, (2) J C Penney, or (3) Target.

(C) Building #3: new construction of approximately 1,500 sf to 4,000 sf of retail space on Passaic Avenue located to the north and west of Building #2 and to the north of Building #1. Redeveloper shall make best efforts to lease Building #3 for use and occupancy by Starbucks. If Redeveloper is unable to lease or secure such binding commitment for Building #3 to Starbucks, then it shall enter into a lease for use and occupancy by a sit-down restaurant establishment and the building shall be approximately 4,000 sf.

(D) Building #4: new construction of approximately 6,400 sf of retail space in an east-west configuration to be located on Passaic Avenue at the northwestern portion of the Project Area near Bergen Avenue. Building #4 shall include one or more sit-down restaurant establishments, and is originally projected to be a Longhorn Restaurant.

(E) Building #5 new construction of approximately 2,500 sf of retail space on Passaic Avenue at the intersection of Bergen Avenue. Building #5 shall be leased to a sit-down restaurant establishment.

(F) Building #11 new construction of approximately 4,000 sf of retail space on Passaic Avenue directly to the north of Building #3. Building #11 shall be leased to a sit-down restaurant or other retail establishment.

(G) New landscaped parking lot of approximately 580 spaces for retail tenants of Building #1, Building #2 and Building #3.

(H) Improvements to existing 694 space parking lot for Kmart and Modell's/Dress Barn, including the introduction of landscaping, new light fixtures, and paving.

(I) Streetscape and landscaping improvements on Passaic Avenue along full length of Project area.

(J) Three entrance drives to Project Area, the southern-most drive to be shared with the existing supermarket located to the south of the Project area.

(K) Construction of a "gateway" entrance with decorative paving at Passaic Avenue and Bergen Avenue.

(L) Construction of one or more pedestrian crossings of Passaic Avenue to link the Redevelopment Project to pathways to a waterfront park along a portion of the Passaic River.

Note: If Redeveloper fails to enter into binding leases by April 30, 2008 for Buildings #1 and #2 with the tenants identified in this Exhibit B, such failure shall be an event of default by the Redeveloper, in which event the Town shall have all rights and remedies provided under this Agreement, including the right to terminate this Agreement and all of Redeveloper's rights hereunder.

EXHIBIT C

DETAILED CONSTRUCTION SCHEDULE

	Milestone	Completion Date
1.	RDA Execution/Plan Amendment approval	December 11, 2007
2.	Site Plan Application (Prelim. All & Final except Bldg. 11)	January 31, 2008
3.	Site Plan approval (except Bldg. 11)	April 30, 2008.
4.	Site Plan application (final Bldg. 11)	June 30, 2008
5.	Building Permit Issuance (except Bldg. 11)	August 13, 2008
6.	Commence Demolition (Bldgs.1, 2, & 3)	August 15, 2008
7.	Site Plan Approval (final Bldg. 11)	September 30, 2008
8.	Commence Construction (Bldgs. 4 & 5) *	October 12, 2008
9.	Commence Construction (Bldgs 1, 2, & 3) *	November 13, 2008
10.	Building Permit Issuance (Bldg. 11)	January 13, 2009
11.	Commence Construction (Bldg. 11)	March 13, 2009
12.	Completion of Construction First Bldg. TCO/CO)	April 13, 2010
13.	Completion of Construction Last Bldg. TCO/CO)	September 13, 2010
14.	Completion of Passaic Avenue Improvements	Upon Bldg. completion, phased in three sections(Bldgs.4,5)(Bldgs.1,2,3)(Bldg.11) or earlier if required by Town or County Planning Board Approvals

*Note: If Redeveloper is precluded from commencing construction by the dates indicated due to weather conditions, the failure to meet the commencement of construction deadline shall not be a default if the Redeveloper demonstrates to the reasonable satisfaction of the Town that it will nevertheless be able to meet the deadline(s) for completion of construction.

EXHIBIT D

DEVELOPMENT AGREEMENTS FOR OSBORNE & DELBORNE PARCELS
(attached)

AGENCY AGREEMENT

The Agreement, dated November 27, 2007, is by and between Delborne Land Company LLC, whose address is c/o DVL, Inc., 70 E. 55th Street, 7th Floor, New York, NY 10022 (hereinafter the "Owner") and DVL Kearny Holdings, LLC, a New Jersey limited liability company, having an address of c/o DVL, Inc., 70 E. 55th Street, 7th Floor, New York, NY 10022, (hereinafter referred to as the "Agent").

WITNESSETH:

WHEREAS, Owner is the owner of that certain parcel of real estate designated as **Block 15, Lot 8.01** located in the Town of Kearny, Hudson County, New Jersey (the "Property"); and

WHEREAS, the Property is within an area subject to and generally referred to as the Passaic Avenue Redevelopment Area; and

WHEREAS, Agent will be appointed Redeveloper for a portion of the Passaic Avenue Redevelopment Area; and

WHEREAS, Owner desires to appoint Agent as owner's agent for the purposes set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. AGENCY. Subject to the terms of this Agreement, Owner hereby appoints Agent as its exclusive agent and authorized representative for the following purposes:

A. Contacting and negotiating with, on behalf of Owner, the Town of Kearny and any of its representatives, employees, contractors, subcontractors, agents, and officials, to facilitate the execution and implementation of a Redeveloper Agreement between Agent and the Town of Kearny. Owner agrees to be bound by all the terms of the Redeveloper Agreement.

B. To enter into contracts and to undertake such demolition, renovation and installation of such improvements on the Property as may be required or desirable pursuant to the Redeveloper Agreement.

C. To file for all approvals required to implement the Redevelopment Project, and Owner hereby consents to any such application.

2. PERFORMANCE. Agent hereby agrees to perform all the duties and obligations of Agent as set forth in the Redeveloper Agreement as it pertains to the Property.

3. OWNERSHIP. Owner shall be the owner of all improvements constructed on the Property without additional fee or consideration paid by Owner to Agent.

4. REMOVAL OF EXISTING IMPROVEMENTS. Owner hereby consents to the removal, demolition, and renovation of any existing improvements located on the Property provided such removal, demolition, or renovation is in accordance with the Redeveloper Agreement.

5. RELATIONSHIP. Owner and Agent agree that Agent is an independent contractor and shall pay all costs, expenses, fees and charges associated with the demolition, renovation and installation of such improvements on the Property as may be required or desirable pursuant to the Redeveloper Agreement.

6. THIRD PARTY BENEFICIARY. The parties hereto recognize and agree that the Town of Kearny is a third party beneficiary of this Agreement, and that the execution and performance of the obligations under this Agreement are a material inducement to the Town of Kearny to appoint Agent as Redeveloper and enter into a Redeveloper Agreement with Agent.

7. GUARANTY. DVL, Inc. joins in the execution of this Agreement to acknowledge and agree that DVL, Inc. guarantees the performance of each of Agent's obligations set forth herein.

8. TERM. This Agency Agreement shall be effective upon the execution of a Redeveloper Agreement between the Town of Kearny and Agent, and shall remain in full force and effect until the earlier to occur of the following: (i) the completion of all demolition, renovation and installation of such improvements on the Property as may be required or desirable pursuant to the Redeveloper Agreement, or (ii) the termination of the Redeveloper Agreement.

9. INDEMNIFICATION. Agent shall indemnify, defend and hold harmless Owner from and against any and all matters, causes of action, suits, debts, accounts, damages, judgments, liens, claims, losses, expenses, awards, settlements, fines, or demands of any nature whatsoever arising out of, directly or indirectly: (i) Agent's negligence or unlawful actions with respect to agent's obligations or responsibilities whatsoever owed to Owner; and (ii) Agent's action, or inaction, performed outside the scope of the authorization provided to Agent by this Agreement.

10. MISCELLANEOUS.

A. This Agreement may be signed in one or more counterparts which, taken together, shall constitute a fully executed Agreement and shall be considered a single document.

B. Nothing contained in this Agreement shall be construed as making Owner and Agent the partner, agent or joint venturer of the other, and the parties shall have no relationship to each other hereunder other than that of principal and agent.

C. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their legal representatives, successors, heirs and assigns.

D. This Agreement shall be construed in accordance with the laws of the State of New Jersey.

E. The invalidity of any clause contained herein shall not render any other provision invalid and the balance of this Agreement, not held invalid, shall be binding upon all parties hereto.

F. This Agreement may not be amended, altered or modified in any manner except in writing. No course of conduct or course of dealing by the parties shall be construed to constitute a waiver, amendment or modification of any provision of this Agreement in the absence of a writing executed in accordance with this Agreement.

IN WITNESS WHEREOF, the parties hereto have singed this Agreement the date and year first written above.

WITNESS:	OWNER:
Rose M Hernandez	[signature]
	By: CHARLES D CARAMES
	Title: VP
	AGENT:
	DVL Kearny Holdings, LLC
Rose M. Hernandez	Henry Dwein
	By: DVL, Inc. Sole Member
	Title: Executive V.P.

DVL, Inc. joins in the execution of this Agreement to acknowledge and agree that DVL, Inc. guarantees the performance of each of Agent's obligations set forth herein.

	DVL, Inc.
Rose M. Hernandez	[signature]
	By: CHARLES D CARAMES
	Title: V.P.

AGENCY AGREEMENT

The Agreement, dated November 27, 2007, is by and between Osborne Capital, LLC, whose address is c/o DVL, Inc., 70 E. 55th Street, 7th Floor, New York, NY 10022 (hereinafter the "Owner") and DVL Kearny Holdings, LLC, a New Jersey limited liability company, having an address of c/o DVL, Inc., 70 E. 55th Street, 7th Floor, New York, NY 10022, (hereinafter referred to as the "Agent").

WITNESSETH:

WHEREAS, Owner is the owner of that certain parcel of real estate designated as **Block 15, Lot 8B** located in the Town of Kearny, Hudson County, New Jersey (the "Property"); and

WHEREAS, the Property is within an area subject to and generally referred to as the Passaic Avenue Redevelopment Area; and

WHEREAS, Agent will be appointed Redeveloper for a portion of the Passaic Avenue Redevelopment Area; and

WHEREAS, Owner desires to appoint Agent as owner's agent for the purposes set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. <u>AGENCY</u>. Subject to the terms of this Agreement, Owner hereby appoints Agent as its exclusive agent and authorized representative for the following purposes:

A. Contacting and negotiating with, on behalf of Owner, the Town of Kearny and any of its representatives, employees, contractors, subcontractors, agents, and officials, to facilitate the execution and implementation of a Redeveloper Agreement between Agent and the Town of Kearny. Owner agrees to be bound by all the terms of the Redeveloper Agreement.

B. To enter into contracts and to undertake such demolition, renovation and installation of such improvements on the Property as may be required or desirable pursuant to the Redeveloper Agreement.

C. To file for all approvals required to implement the Redevelopment Project, and Owner hereby consents to any such application.

2. <u>PERFORMANCE.</u> Agent hereby agrees to perform all the duties and obligations of Agent as set forth in the Redeveloper Agreement as it pertains to the Property.

3. <u>OWNERSHIP</u>. Owner shall be the owner of all improvements constructed on the Property without additional fee or consideration paid by Owner to Agent.

4. REMOVAL OF EXISTING IMPROVEMENTS. Owner hereby consents to the removal, demolition, and renovation of any existing improvements located on the Property provided such removal, demolition, or renovation is in accordance with the Redeveloper Agreement.

5. RELATIONSHIP. Owner and Agent agree that Agent is an independent contractor and shall pay all costs, expenses, fees and charges associated with the demolition, renovation and installation of such improvements on the Property as may be required or desirable pursuant to the Redeveloper Agreement.

6. THIRD PARTY BENEFICIARY. The parties hereto recognize and agree that the Town of Kearny is a third party beneficiary of this Agreement, and that the execution and performance of the obligations under this Agreement are a material inducement to the Town of Kearny to appoint Agent as Redeveloper and enter into a Redeveloper Agreement with Agent.

7. GUARANTY. DVL, Inc. joins in the execution of this Agreement to acknowledge and agree that DVL, Inc. guarantees the performance of each of Agent's obligations set forth herein.

8. TERM. This Agency Agreement shall be effective upon the execution of a Redeveloper Agreement between the Town of Kearny and Agent, and shall remain in full force and effect until the earlier to occur of the following: (i) the completion of all demolition, renovation and installation of such improvements on the Property as may be required or desirable pursuant to the Redeveloper Agreement, or (ii) the termination of the Redeveloper Agreement.

9. INDEMNIFICATION. Agent shall indemnify, defend and hold harmless Owner from and against any and all matters, causes of action, suits, debts, accounts, damages, judgments, liens, claims, losses, expenses, awards, settlements, fines, or demands of any nature whatsoever arising out of, directly or indirectly: (i) Agent's negligence or unlawful actions with respect to agent's obligations or responsibilities whatsoever owed to Owner; and (ii) Agent's action, or inaction, performed outside the scope of the authorization provided to Agent by this Agreement.

10. MISCELLANEOUS.

A. This Agreement may be signed in one or more counterparts which, taken together, shall constitute a fully executed Agreement and shall be considered a single document.

B. Nothing contained in this Agreement shall be construed as making Owner and Agent the partner, agent or joint venturer of the other, and the parties shall have no relationship to each other hereunder other than that of principal and agent.

C. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their legal representatives, successors, heirs and assigns.

D. This Agreement shall be construed in accordance with the laws of the State of New Jersey.

E. The invalidity of any clause contained herein shall not render any other provision invalid and the balance of this Agreement, not held invalid, shall be binding upon all parties hereto.

F. This Agreement may not be amended, altered or modified in any manner except in writing. No course of conduct or course of dealing by the parties shall be construed to constitute a waiver, amendment or modification of any provision of this Agreement in the absence of a writing executed in accordance with this Agreement.

IN WITNESS WHEREOF, the parties hereto have singed this Agreement the date and year first written above.

WITNESS:

Rose M. Hernandez

OWNER:

By: Lawrence J Cohen
Title: member

AGENT:
DVL Kearny Holdings, LLC

Rose M. Hernandez

By: CHARLES CARAMES
Title: VP DVL INC SOLE MEMBER

DVL, Inc. joins in the execution of this Agreement to acknowledge and agree that DVL, Inc. guarantees the performance of each of Agent's obligations set forth herein.

Rose M. Hernandez

DVL, Inc.

By: CHARLES D CARAMES
Title: VP

EXHIBIT E

PROPERTY INTERESTS TO BE ACQUIRED BY CONDEMNATION

1. Fee held by Passaic Avenue Holding Co., LLC (Ozzie Ford site) and the tenant, Ozzie's Ford Store, Inc.

2. Deltock Leases – James Farm Market, James Farm Wholesale, Discount City. Developer agrees that it will not seek to lease any part of the Project to any tenants whose interests are acquired by eminent domain. Redeveloper shall first be required to use its best efforts to terminate the said leases through negotiation and by making reasonable relocation offers.

3. Sparteck Polycom- potential implied easement for sprinkler reservoir. The Town shall not be required to commence any condemnation action with respect to this interest unless and until:

(i) Redeveloper has obtained final site plan approval for the Project;
(ii) Redeveloper has entered into binding leases for Buildings #1 & #2 per the requirements set forth in Exhibit B; and
(iii) An alternate water supply service, satisfactory to the Town's fire department, is in place for the Sparteck property.

4. Shoprite driveway. The Town shall not be required to commence any action with respect to this interest unless and until:

(i) Redeveloper has obtained final site plan approval from the Town and County for the Project, which site plan shows an alternate access easement for the Shoprite property; and
(ii) Redeveloper has entered into the binding leases for Buildings #1 and #2 per the requirements set forth in Exhibit B. Redeveloper shall first be required to use its best efforts to negotiate with Shoprite a termination of the driveway by making reasonable proposals for such termination.

Note: As to any eminent domain action: (1) the Town reserves the right not to proceed with eminent domain, if in the Town's reasonable judgment, such action would be beyond the Town's authority to do so under applicable law and (2) the Town does not guarantee the success of any action to acquire the interests described above.